As filed with the Securities and Exchange Commission on May 10, 2001
                                              Registration No. 333-__________
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          American Fire Retardant Corp.
             (Exact Name of Registrant as Specified in Its Charter)

                 NEVADA                                 88-0386245
       (State or Other Jurisdiction of               (I.R.S. Employer
       Incorporation or Organization)               Identification No.)

                  9337 Bond Avenue                       92021
                El Cajon, California                   (Zip Code)
                    (Address of Principal Executive Offices)

                             2001 STOCK OPTION PLAN;
         NONSTATUTORY STOCK OPTION AGREEMENTS BETWEEN THE REGISTRANT AND STEPHEN F. OWENS, GREGORY BARTKO, SHERRY WILSON, BRIDGESTREAM PARTNERS, LLC,
              RICHARD ROSENBERG, SAMUEL TODARO AND LEWIS ROSENBERG
                            (Full Title of the Plan)

                                Stephen F. Owens
                             Chief Executive Officer
                          American Fire Retardant Corp.
                                9337 Bond Avenue
                           El Cajon, California 92021
                     (Name and Address of Agent for Service)

                                 (619) 390-6880
      (Telephone Number, Including Area Code, of Agent for Service) Please
                    address a copy of all communications to:

                              Gregory Bartko, Esq.
                       Law Office of Gregory Bartko, P.C.
                           3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326
                            Telephone: (404) 238-0550

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of                               Proposed       Proposed
Securities           Amount             Maximum        Maximum        Amount of
to be            Offering Price        Aggregate    Registration    Registration
Registered        Registered(1)       Per Share(2)  Offering Price      Fee
--------------------------------------------------------------------------------
Common Stock,      1,000,000(3)-(5)(8)    $.62           $620,000   $173.00
$.001 par value      533,334(6)           $.62           $330,667   $ 92.00
per share            250,000(7)           $.62           $155,000   $ 43.00
                                                                    -------
Total              1,783,334                                        $308.00
================================================================================
(1) This Registration Statement covers, in addition to such number of shares issuable upon exercise of the options granted under the agreements, an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the agreements. The registration fee is calculated only on the stated number of shares.

(2) Calculated pursuant to Rule 457(h)(1), based on the actual price at which options may be exercised under the Nonstatutory Stock Option Agreements.

(3) Based upon the 1,000,000 shares of Common Stock available for issuance under the 2001 Stock Option Agreement.

(4) Based on the Nonstatutory Stock Option Agreement dated April 30, 2001, the underlying shares of which are granted under the Plan and the related consulting agreement between American Fire Retardant Corp. and Gregory Bartko, Esq.

(5) Based on the Nonstatutory Stock Option Agreement dated April 30, 2001, the underlying shares of which are granted under the Plan and the related consulting agreement between American Fire Retardant Corp. and Richard Rosenberg.

(6) Based on the Nonstatutory Stock Option Agreement dated April 19, 2001 between American Fire Retardant Corp. and Stephen F. Owens.

(7) Based on the Nonstatutory Stock Option Agreement dated April 30, 2001 and the related consulting agreement between American Fire Retardant Corp. and Sherry Wilson.

(8) Based on the Nonstatutory Stock Option Agreement dated April 30, 2001, the underlying shares of which are granted under the Plan and the related consulting agreement between American Fire Retardant Corp. and Lewis Rosenberg.

(9) Based on this Nonstatutory Stock Option Agreement dated April 30, 2001, the underlying shares of which are granted under the Plan and the related consulting agreement between American Fire Retardant Corp. and Bridestream Partners, LLC.

PROSPECTUS

                          AMERICAN FIRE RETARDANT CORP.
                                9337 Bond Avenue
                           El Cajon, California 92021
                                 (619) 390-6880

                       (1,783,334 Shares of Common Stock)

     This prospectus relates to the offer and sale by American Fire Retardant Corp., a Nevada corporation (the "Company") of shares of its $.001 par value per share common stock (the "Common Stock") to certain employees, consultants and advisors (respectively, "Employees" and "Consultants") pursuant to: (i) options granted and to be granted under the Company's 2001 Stock Option Plan; (ii) options granted pursuant to consulting agreements entered into between the Company and the Consultants for payment of services rendered and to be rendered; and (iii) options granted to our chief executive officer in lieu of accrued salary during fiscal year 2000. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor, to Employees, Consultants and to Stephen F. Owens, a total of 1,783,334 shares of Common Stock in consideration for services to be performed under the respective agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, 533,334 shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an Employee who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to
Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is May 10, 2001.

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: American Fire Retardant Corp., 9337 Bond Avenue El Cajon, California, 92021 (619) 390-6880.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's Common Stock has been traded on the over-the-counter market since April 19, 2001 and is currently reported by the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "AFRC."

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

     Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus ......................6
Item 1. Plan Information ..................................................6
        General Information ...............................................6
        The Company .......................................................6
        Purposes ..........................................................6
        Common Stock ......................................................7
        The Consultants ...................................................7
        No Restrictions on Transfer .......................................7
        Tax Treatment to the Consultants ..................................7
        Tax Treatment to the Company ......................................7
        Restrictions on Resale ............................................7
Documents Incorporated by Reference and Additional Information ............8

Item 2.  Registrant Information and Employee Plan Annual Information ......8
        Legal Opinion and Experts .........................................8
        Indemnification of Officers and Directors .........................8

Item 3.     Incorporation of Documents by Reference .......................8

Item 4.     Description of Securities .....................................8

Item 5.     Interests of Named Experts and Counsel ........................9

Item 6.     Indemnification of Directors and Officers .....................9

Item 7.     Exemption from Registration Claimed ...........................9

Item 8.     Exhibits ......................................................9

Item 9.     Undertakings ..................................................10

Signatures ................................................................11

Exhibit Index .............................................................13

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company
-----------

     The Company has its principal executive offices at 9337 Bond Avenue, El Cajon, California 92021, where its telephone number is (619) 390-6880.

The 2001 Stock Option Plan
--------------------------

     On April 30, 2001, the Board of Directors adopted a form of 2001 Stock Option Plan ("Plan"), the purpose of which is to attract, retain, and reward persons providing services to the Company and to enable the Company to provide equity ownership to employees and others as a means of compensating and providing incentives to its employees and consultants. The Plan is to be administered by the Board of Directors or a duly appointed committee of the Board of Directors. Persons eligible to receive options under the Plan include employees, including officers and employed directors, and individuals that render consulting services to the Company.

     The Plan establishes the maximum number of shares of Common Stock to issue thereunder at 1,000,000 shares, and permits the issuance of incentive stock options, non-qualified stock options and non-employee director options. Options granted include exercise prices for incentive stock options at no less than 100% of the fair market value of our Common Stock at time of grant and 85% of the fair market value for non-qualified stock options and non-employee director options at the time of grant and. Subject to the provisions of the Plan, the Board of Directors determines for each option, the number of shares of Common Stock for which the option is granted, the exercise price of the option, the timing and terms of exercisability and vesting schedule of the option, the time of expiration of the option and the effect, if any, of the optionee's termination of employment or service to the Company. Options granted under the Plan are evidenced by a form of written stock option agreement consistent with the terms of the Plan.

Purposes
--------

     The Common Stock to be issued by the Company to employees and consultants will be issued pursuant to business consulting and/or option agreements entered into between the employees, the consultants and the Company, which agreements have been approved by the board of directors of the Company (the "Board of Directors"). The options are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity, thereby advancing the interests of the Company and all of its shareholders. Subject to the terms of the agreements, the employees and consultants have the right to exercise their options in whole or part by paying the option exercise price. Copies of the Plan and the option agreements have been filed as exhibits to this registration statement.

Common Stock
------------

      The Board of Directors has authorized the issuance of up to 1,783,334 shares of Common Stock to the employees and consultants and upon effectiveness of this registration statement.

The Consultants
---------------

     The Consultants have agreed to provide their services, expertise and advice to the Company for the purposes set forth in their consulting and service agreements with the Company.

No Restrictions on Transfer
---------------------------

     The Consultants and employees will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock. Shares of our Common Stock beneficially owned by our affiliates, such as our officers, directors and principal shareholders, will have restrictions on transfer as provided by Rule 144 promulgated under the Securities Act.

Tax Treatment to the Consultants
--------------------------------

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants and employees, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants and employees will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants and employees are urged to consult their own tax advisors on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company
----------------------------

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resale
----------------------

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the Company's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

     The Company will provide to all Plan participants, without charge, upon written or oral request, copies of all of the documents incorporated by reference into this Registration Statement and that are described in Item 3,
Part II of this Registration Statement. All such documents are incorporated by reference into the Section 10(a) prospectus as a part hereof. The Company will also make available to all Plan participants, without charge, and upon written or oral request, copies of all other documents required to be delivered to employees of the Company pursuant to Rule 428(b) under the Exchange Act. Written or oral requests shall be directed to Stephen F. Owens, chief executive officer of the Company at 9337 Bond Avenue, El Cajon, California 92021, where its telephone number is (619) 390-6880.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's annual report referred to in (a) above;

     (c) The description of the Registrant's common stock, $.001 par value per share, which is contained in its Form 10-SB filed on June 4, 1999 under the Exchange Act, including any amendments filed for the purpose of updating such description; and

     (e) All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C., has provided legal advice to the Company in connection with the Company's preparation of this Registration Statement and services related to the Company's periodic reports filed with the Commission, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company's Common Stock to be issued and registered hereby. At the same time, Gregory Bartko is one of the named Consultants who will be issued 50,000 shares of the Company's Common Stock in payment for legal services fully rendered pursuant to the terms of a written Attorney/Client Fee Agreement with the Company, which shares are a part of the shares being registered hereby. Neither Gregory Bartko, nor the Law Office of Gregory Bartko, P.C. has been employed on a contingent basis. Neither Mr. Bartko nor his law firm has or is to receive a substantial interest direct or indirect in the Company, nor are either of them connected with the Company other than in their role as outside special securities counsel for the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 78.037 and 78.751 of the Nevada General Corporation Law (the "Code") contain provisions concerning the Registrant's ability to indemnify its agents (including directors and officers) from certain liabilities and expenses incurred as a result of any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant has adopted provisions in its Articles of Incorporation and its Restated By-laws which eliminate the personal liability of a director from monetary damages to the fullest extent permissible under the Code and which authorize the Registrant to provide indemnification of its agents. The Registrant's By-laws provide indemnification to its agents to the maximum extent permitted by the Code.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The exhibits filed as part of this Registration Statement are as follows:


Exhibit Number                   Description of Exhibit
--------------                   ----------------------

     4.1 2001 Stock Option Plan adopted by the Registrant's Directors on April 30, 2001.

     4.2       Specimen Form of Non-statutory Stock Option Agreement.

     4.3 Nonstatutory Stock Option Agreement dated April 30, 2001, between American Fire Retardant Corp. and Gregory Bartko, Esq.

     4.4 Attorney/Client Fee Agreement dated February 15, 2001, between American Fire Retardant Corp. and Gregory Bartko, Esq.

     4.5 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Sherry Wilson

     4.6 Consulting Agreement dated April 30, 2001 between American Fire Retardant Corp. and Sherry Wilson.

     4.7 Nonstatutory Stock Option Agreement dated April 19, 2001 between American Fire Retardant Corp. and Stephen F. Owens.

     4.8 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Richard Rosenberg.

     4.9 Consulting Agreement dated April 20, 2001 between American Fire Retardant Corp. and Richard Rosenberg.

     4.10 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Lewis Rosenberg.

     4.11 Consulting Agreement dated April 21, 2001 between American Fire Retardant Corp. and Lewis Rosenberg.

     4.12 Consulting Agreement dated April 21, 2001 between American Fire Retardant Corp. and BridgeStream Partners, LLC.

     4.13 Nonstatutory Stock Option Agreement dated April 21, 2001 between American Fire Retardant Corp. and BridgeStream Partners, LLC.

     5         Opinion of Gregory Bartko, Esq.

     23.1      Consent of HJ & Associates, LLC

     23.2      Consent of Gregory Bartko, Esq. (contained in Exhibit 5)

     24        Power of Attorney  (contained on Signature  Page of  Registration
               Statement)

ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Cajon, State of California, on this 10th day of May 2001.

                                       AMERICAN FIRE RETARDANT CORP.


                                       By: /s/ Stephen F. Owens
                                           ----------------------------
                                           Stephen F. Owens
                                           President and Chief
                                           Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Owens, his or her attorneys-in-fact, with power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Stephen F. Owens                                 May 10, 2001
-------------------------------------             -----------------
Stephen F. Owens, President                              Date
Chief Executive Officer and Director
(Principal Executive Officer)


/s/ Angela M. Raidl                                  May 10, 2001
-------------------------------------             -----------------
Angela M. Raidl, Vice-President,                         Date
Chief Financial Officer, Secretary
And Director

                                EXHIBIT INDEX


Exhibit Number                   Description of Exhibit
--------------                   ----------------------

     4.1 2001 Stock Option Plan adopted by the Registrant's Directors on April 30, 2001.

     4.2       Specimen Form of Non-statutory Stock Option Agreement.

     4.3 Nonstatutory Stock Option Agreement dated April 30, 2001, between American Fire Retardant Corp. and Gregory Bartko, Esq.

     4.4 Attorney/Client Fee Agreement dated February 15, 2001, between American Fire Retardant Corp. and Gregory Bartko, Esq.

     4.5 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Sherry Wilson.

     4.6 Consulting Agreement dated April 30, 2001 between American Fire Retardant Corp. and Sherry Wilson.

     4.7 Nonstatutory Stock Option Agreement dated April 19, 2001 between American Fire Retardant Corp. and Stephen F. Owens.

     4.8 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Richard Rosenberg.

     4.9 Consulting Agreement dated April 21, 2001 between American Fire Retardant Corp. and Richard Rosenberg.

     4.10 Nonstatutory Stock Option Agreement dated April 30, 2001 between American Fire Retardant Corp. and Lewis Rosenberg.

     4.11 Consulting Agreement dated April 21, 2001 between American Fire Retardant Corp. and Lewis Rosenberg.

     4.12 Consulting Agreement dated April 21, 2001 between American Fire Retardant Corp. and BridgeStream Partners, LLC.

     4.13 Nonstatutory Stock Option Agreement dated April 21, 2001 between American Fire Retardant Corp. and BridgeStream Partners, LLC.

     5         Opinion of Gregory Bartko, Esq.

     23.1      Consent of HJ & Associates, LLC

     23.2      Consent of Gregory Bartko, Esq. (contained in Exhibit 5)

     24        Power of Attorney  (contained on Signature  Page of  Registration
               Statement)


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